The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$68,319
Class B	$5,894
Class C	$3,628
Class F	$2,577
Total	$80,418
Class 529-A	$1,509
Class 529-B	$419
Class 529-C	$729
Class 529-E	$118
Class 529-F	$80
Class R-1	$116
Class R-2	$2,863
Class R-3	$3,579
Class R-4	$671
Class R-5	$418
Total	$10,502

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5319
Class B	$0.4376
Class C	$0.4303
Class F	$0.5401
Class 529-A	$0.5271
Class 529-B	$0.4195
Class 529-C	$0.4214
Class 529-E	$0.4910
Class 529-F	$0.5540
Class R-1	$0.4340
Class R-2	$0.4367
Class R-3	$0.4865
Class R-4	$0.5346
Class R-5	$0.5743

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	126,507
Class B	12,682
Class C	8,196
Class F	5,683
Total	153,068
Class 529-A	2,901
Class 529-B	983
Class 529-C	1,767
Class 529-E	257
Class 529-F	169
Class R-1	299
Class R-2	7,016
Class R-3	8,030
Class R-4	1,546
Class R-5	774
Total	23,742

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.32
Class B	$13.32
Class C	$13.32
Class F	$13.32
Class 529-A	$13.32
Class 529-B	$13.32
Class 529-C	$13.32
Class 529-E	$13.32
Class 529-F	$13.32
Class R-1	$13.32
Class R-2	$13.32
Class R-3	$13.32
Class R-4	$13.32
Class R-5	$13.32